UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 30, 2011

KAISER ALUMINUM CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-52105	94-3030279
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

27422 Portola Parkway, Suite 200
Foothill Ranch, California		92610-2831
(Address of Principal Executive Offices)		(Zip Code)

(949) 614-1740

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 30, 2011, Kaiser Aluminum Corporation (the “Company”) and certain subsidiaries of the Company amended and extended its Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent, and the other financial institutions party thereto (the “Revolving Credit Facility”). As amended, the commitment of the facility increased from $200 million to $300 million (of which up to a maximum of $60 million may be utilized for letters of credit) and the term was extended from March 2014 to September 2016. Under the Revolving Credit Facility, the Company is able to borrow from time to time an aggregate amount equal to the lesser of $300 million and a borrowing base comprised of (a) 85% of eligible accounts receivable, (b) the lesser of (i) 65% of eligible inventory, valued at the lower of cost or market value, and (ii) the product of 85% multiplied by the net orderly liquidation value percentage identified in the most recent inventory appraisal ordered by the administrative agent, multiplied by eligible inventory, valued at the lower of cost or market value, and (c) certain eligible machinery and equipment, (d) less certain reserves, all as specified in the Revolving Credit Facility.

At maturity in September 2016, all principal amounts outstanding under the Revolving Credit Facility will be due and payable. Borrowings under the Revolving Credit Facility bear interest at a rate equal to either a base prime rate or LIBOR, at the Company’s option, plus, in each case, a specified variable percentage determined by reference to the then-remaining borrowing availability under Revolving Credit Facility. The initial LIBOR applicable margin is 175 basis points. The Company will also pay a monthly commitment fee equal to 0.50% per annum of the average daily unused portion of the total revolving commitment, which commitment fee will accrue at a rate equal to 0.375% per annum if the average daily unused portion of the total revolving commitment is less than 33.3% of the total revolving commitment. The Revolving Credit Facility may, subject to certain conditions and the agreement of lenders thereunder, be increased up to $350 million.

Amounts owed under the Revolving Credit Facility may be accelerated upon the occurrence of various events of default set forth in the Revolving Credit Facility, including, without limitation, the failure to make principal or interest payments when due and breaches of covenants, representations and warranties set forth in the Revolving Credit Facility. The Revolving Credit Facility places restrictions on the ability of the Company and certain of its subsidiaries to, among other things, grant liens, engage in mergers, sell assets, incur debt, enter into sale and leaseback transactions, make investments, undertake transactions with affiliates, prepay and repurchase debt, pay dividends and repurchase shares. In addition, if certain minimum availability thresholds are not met, as specified in the Revolving Credit Facility, the Company and its domestic operating subsidiaries will not permit their fixed charge coverage ratio on a consolidated basis to be less than 1.1 to 1.0.

The Revolving Credit Facility is secured by a first priority lien on substantially all of the accounts receivable and inventory, certain specified equipment, and certain other assets and proceeds relating thereto of the Company and its domestic operating subsidiaries.

The Revolving Credit Facility will have the effect of amending and restating in its entirety the previously existing credit agreement that provided for the Company’s $200 million revolving credit facility.

The preceding description of the Revolving Credit Facility is a summary and is qualified in its entirety by the Revolving Credit Facility, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

On October 3, 2011, the Company issued a press release announcing the amendment and extension of the Company’s Revolving Credit Facility. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in the press release shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”), or otherwise subject to liability of that section. In addition, this information shall not be incorporated by reference into any registration statement or other document filed under the Securities Act, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in the filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Credit Agreement, dated as of September 30, 2011, among the Company, Kaiser Aluminum Investments Company, Kaiser Aluminum Fabricated Products, LLC, Kaiser Aluminium International, Inc., Kaiser Aluminum Washington, LLC and Kaiser Aluminum Alexco, LLC, certain financial institutions from time to time party thereto, as lenders, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities Inc. and Wells Fargo Capital Finance, LLC, as joint bookrunners and joint lead arrangers, Wells Fargo Capital Finance, LLC, as documentation agent, and Bank of America, N.A., as syndication agent.

99.1	Press release, dated as of October 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAISER ALUMINUM CORPORATION (Registrant)

By:	/s/ John M. Donnan
John M. Donnan
Senior Vice President, Secretary and General Counsel

Date: October 3, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of September 30, 2011, among the Company, Kaiser Aluminum Investments Company, Kaiser Aluminum Fabricated Products, LLC, Kaiser Aluminium International, Inc., Kaiser Aluminum Washington, LLC and Kaiser Aluminum Alexco, LLC, certain financial institutions from time to time party thereto, as lenders, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities Inc. and Wells Fargo Capital Finance, LLC, as joint bookrunners and joint lead arrangers, Wells Fargo Capital Finance, LLC, as documentation agent, and Bank of America, N.A., as syndication agent.

99.1	Press release, dated as of October 3, 2011.